APPENDIX A
SERIES OF THE TRUST
(each a “Fund”)
Updated: March 14, 2019

1. Alpha Risk Tactical Rotation Fund
2. Arin Large Cap Theta Fund
3. Cavalier Adaptive Income Fund
4. Cavalier Fundamental Growth Fund
5. Cavalier Growth Opportunities Fund
6. Cavalier Hedged High Income Fund
7. Cavalier Tactical Economic Fund
8. Cavalier Tactical Rotation Fund
9. Crow Point Small-Cap Growth und
10. Matisse Discounted Closed-End Fund Strategy
11. Matisse Discounted Bond CEF Strategy
12. Method Smart Beta U.S. Equity Sector Plus Fund
13. Method Smart Beta Explorer Allocation Plus Fund
14. QCI Balanced Fund
15. Roumell Opportunistic Value Fund
16. The Sector Rotation Fund
17. Sirius S&P Strategic Large-Cap Allocation Fund